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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                              Commission File Number: 033-90742

                           GEORGIA BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)

       3333 LAWRENCEVILLE HIGHWAY, TUCKER, GEORGIA 30084 (770) 491-3333 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 COMMON STOCK
             (Title of each class of securities covered by this Form)

                                    NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the approximately rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  (X)      Rule 12b-3(b)(1)(ii)  ( )
     Rule 12g-4(a)(1)(ii) ( )
     Rule 12g-4(a)(2)(i)  ( )      Rule 12h-3(b)(2)(i)   ( )
     Rule 12g-4(a)(2)(ii) ( )      Rule 12h-3(b)(2)(ii)  ( )
     Rule 12h-3(b)(1)(i)  (X)      Rule 15d-6            (X)

     Approximately number of holders of record as of the certification or notice date:
                                      698

     Pursuant to the requirements of the Securities Exchange Act of 1934 Georgia Bancshares, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  April 23, 1999                 BY:  /s/ Ted A. Murphy
                                         --------------------------------
                                         Ted A. Murphy
                                         President and Chief Executive Officer